Trading Symbol (OTC:BB) NWPG
Web Site www.newportgold.com

February 26, 2008
2008-02-28 5:00EST

NEWPORT GOLD INC. ACQUIRES A 50% INTEREST IN THE “MAC” GOLD PROPERTY IN BC. CANADA

Newport Gold Inc.(NWPG) (“the Company”) and TMBW International Resources (TMBW), a Private Corporation, are pleased to announce, subject to regulatory approval, a joint venture arrangement wherein Newport Gold has agreed to acquire a 50% Interest in TMBW’s project known as the “Mac Property”. Newport Gold Inc. has agreed to reimburse TMBW a total of 1.8 million Reg S shares and to assume all obligations of the original vendors in order to acquire this interest.

Located approximately 55 kilometers southeast of Vernon, BC, the “Mac Property” is a 331 hectare gold property that has been previously explored by way of several companies which initialed small exploration programs in the 1960’s. These exploration programs were confined to a small area of the property and consisted of “grab samples” and minimal drilling. However, advancing ahead to the 1980s, it is interesting to note that in 1983 there was a exploration hole that yielded 10.2 m of .30 oz. /t Au and in 1988 there was a hole that yielded 13m of .47oz. /t Au.

The gold mineralization which has been tested to date consists of an area approximately 75 m (200 ft.) in length and is situated in a complex zone of shears and faulting. It is open along the strike corridor and at depth, although some displacement has occurred.

In the late eighties a 126.5 m decline was developed in order to test the aforementioned zone at depth. At the base of the decline the zone averaged 10 meters in width and returned and average grade of .42 oz/t Au. This zone is open in all directions as previous drilling was limited to a very small area (225 x 125) meters in size.

The Company has considered the positives affiliated with this project including the ease of access to the infrastructure; the widths and grades of the gold mineralization found to date (especially at the base of the decline); and the metallurgical report suggesting the amenability of the mineralization to satisfactory recoveries. In conjunction with these considerations and the current positive financial environment of the mining sector, the Company may be in a strategic position to initiate cash flow by expanding the known mineralized zone through additional diamond drilling initiated in the near term.

NEWPORT ENGAGES SEACOAST PUBLISHING

The company is also pleased to announce that it has engaged D. Stewart Armstrong and Seacoast Publishing of Monterey, California to assist The Company with Corporate Communications and to also act as an Independent Company Consultant.

The Company will honor an engagement fee of $2400.00 and shall pay the sum of $2000.00 per month for a period of 12 months to Seacoast Publishing.

The company also agrees to grant Seacoast Publishing an option to purchase 200,000 shares of the Company at a price of $0.20 per share or the SEC approved price at the time of granting. The Company has not established an option plan for its officers and consultants but seeks to do so in the near future.

Newport Gold Inc. is a Nevada based internationally-oriented exploration company committed to delivering value to its shareholders by strategically acquiring, exploring, and advancing superior domestic and international mining properties. Projects focused on precious, semi-precious, and base metals are all evaluated in an effort to determine which are best suited for the purpose of advancing the Company’s objectives. Newport Gold’s commitment to both its shareholders and the local indigenous populations is to construct a strong asset based company utilizing an ethical stewardship in order to properly manage the projects with which we are involved.